Exhibit 10.12

GUARANTY AND INDEMNITY AGREEMENT

This Guaranty and Indemnity Agreement (this “Agreement”) is made and entered into as of November 6, 2026 (the “Effective Date”), by and between (i) MAR Development LLC, a Delaware limited liability company (“MAR Development”), (ii) Amir Richulsky, an individual (“Richulsky”), (iii) Moshe Aronowitz, an individual (“Aronowitz”), (iv) MAR DevCo LLC, a Delaware limited liability company (“MAR DevCo”), and (v) MAR ConstructionCo LLC, a Delaware limited liability company (“MAR Construction” and, together with MAR Development, Richulsky, Aronowitz, and MAR DevCo, collectively and each individually, “MAR”), each having an address at 160 Oak Street, Tenafly, New Jersey 07670, and Oramed Pharmaceuticals, Inc., a Delaware corporation, having an address at 1185 Avenue of the Americas, 3rd Floor, New York, New York 10036 (“Oramed”). Each person comprising MAR and Oramed is referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, MAR Development and Oramed are the members of MAR Oramed JV LLC, a Delaware limited liability company (the “JV”), with MAR Development serving as the sole manager of the JV, pursuant to that certain Limited Liability Company Agreement of the JV, dated as of July 13, 2026 (the “JV Agreement”);

WHEREAS, the JV owns, directly or indirectly, one hundred percent (100%) of the membership interests in MAR Bailey Avenue LLC, a Delaware limited liability company (the “Project Company”), which owns the self-storage development project located at 644 and 678 Bailey Avenue, Buffalo, New York (the “Project”);

WHEREAS, in connection with the financing of the Project, one or more lenders (each, a “Lender”) have made or may make one or more loans or other extensions of credit (collectively, the “Loan”) to the applicable borrower or borrowers (the “Borrower”) pursuant to one or more loan agreements and related documents (collectively, as the same may be amended, restated, supplemented, or otherwise modified from time to time, the “Loan Documents”);

WHEREAS, in connection with the Loan, Oramed has agreed, or may from time to time agree, to execute and deliver one or more guaranties, indemnities, or other credit support in favor of a Lender in respect of obligations under the Loan Documents (collectively, as the same may be amended, restated, supplemented, or otherwise modified from time to time, the “Guaranty”);

WHEREAS, MAR is willing to indemnify Oramed for Oramed’s obligations and liabilities under the Guaranty, subject to the terms and conditions set forth herein; and

WHEREAS, each of the Parties will derive direct and indirect benefit from the financing and development of the Project.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE I DEFINITIONS

Section 1.01 Definitions. In this Agreement, the following terms have the meanings set forth below:

(a) “Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks in New York, New York are authorized or required by law to close.

(b) “Fee Sharing Agreement” means the Fee Sharing Agreement, dated as of November 6, 2026 among MAR Development, MAR DevCo, MAR Construction, and the JV, as amended from time to time.

(c) “Guaranty” has the meaning set forth in the Recitals, and includes each guaranty, indemnity, or other credit support, and any renewal, extension, replacement, or reaffirmation thereof, now existing or hereafter executed and delivered by Oramed in favor of any Lender in connection with the financing of the Project, whether or not the specific Lender, Borrower, Loan, guaranty amount, effective date, or form of guaranty is identified in this Agreement.

(d) “Indemnified Losses” means all obligations, liabilities, losses, damages, claims, demands, judgments, settlements (but only to the extent consented to in writing by MAR, such consent not to be unreasonably withheld, conditioned, or delayed and which may be deemed given under Section 3.05), fines, penalties, and payments actually incurred, paid, or required to be paid by Oramed under or in connection with the Guaranty (including under any environmental indemnity required of Oramed as a guarantor and approved or deemed approved under Section 2.02, and any funds of Oramed, including in any deposit or reserve funded by Oramed, actually applied by a Lender to obligations covered by the Guaranty, except to the extent credited to Oramed as a capital contribution, Member Loan (as defined in the JV Agreement), or otherwise under the JV Agreement), together with (i) all reasonable, documented, incremental out-of-pocket costs and expenses paid to third parties (including reasonable attorneys’ fees and disbursements) actually incurred by Oramed in complying with its guarantor covenants and reporting obligations under the Guaranty or in responding to, defending, or satisfying any claim or demand thereunder, and (ii) all reasonable and documented costs and expenses (including reasonable attorneys’ fees and disbursements) actually incurred by Oramed in enforcing this Agreement against a failure by MAR to pay Indemnified Losses when due or on a disputed claim on which Oramed finally prevails; provided, that Indemnified Losses exclude Oramed’s ordinary overhead, internal personnel costs, and liquidity, financing, opportunity, and carrying costs, and its costs of negotiating or drafting this Agreement, the JV Agreement, or the Fee Sharing Agreement, which each Party shall bear for itself.

Section 1.02 Interpretation. In this Agreement, unless the context otherwise requires: the singular includes the plural and vice versa; the words “include”, “includes”, and “including” are deemed to be followed by “without limitation”; references to “$” or “dollars” mean United States dollars; references to an Article or Section are to an Article or Section of this Agreement; and the headings are for convenience only and do not affect interpretation.

ARTICLE II GUARANTY

Section 2.01 Oramed Guaranty. From time to time, Oramed may execute and deliver one or more Guaranties in favor of a Lender in connection with the financing of the Project, on the terms required by the applicable Lender and acceptable to Oramed. This Agreement applies to each Guaranty, whether now existing or hereafter executed, and to all obligations and liabilities of Oramed thereunder, without the need for any further amendment to identify the specific Loan, Lender, Borrower, guaranty amount, effective date, or form of Guaranty. The Parties acknowledge that the definitive terms of the Loan and the Guaranty may not be finalized as of the Effective Date, and intend that this Agreement apply to each Guaranty as and when executed.

Section 2.02 MAR Approval Right. Oramed shall not, without the prior written consent of MAR (not to be unreasonably withheld, conditioned, or delayed), execute any new Guaranty or amend, modify, supplement, restate, or replace any Guaranty in any manner that materially increases the amount, scope, or duration of Oramed’s obligations thereunder (each, a “Material Guaranty Change”), whether or not required by the applicable Lender. Oramed shall provide MAR with the proposed form of, or proposed change to, any Guaranty a reasonable time before execution, and any change that is not a Material Guaranty Change may be made on such notice without MAR’s consent. MAR shall be deemed to have consented to a proposed Material Guaranty Change if it fails to respond within five (5) Business Days after receipt of a written request for consent that includes the proposed documentation and states in capital letters that failure to respond within such period will result in deemed consent. MAR shall not, and shall cause the JV, the Project Company, and the Borrower not to, agree with any Lender to any amendment, modification, or other arrangement (including any extension of the Loan, or any refinancing of the Loan under which Oramed remains liable under any Guaranty) that would materially increase the amount, scope, or duration of Oramed’s obligations under any Guaranty without Oramed’s prior written consent, subject to the same consent standard and deemed-consent procedure, mutatis mutandis. If Oramed makes a Material Guaranty Change without MAR’s actual or deemed consent, then, notwithstanding anything to the contrary herein, MAR’s obligations under Article III shall not extend to Indemnified Losses to the extent, and only to the extent, they exceed those that would have been incurred absent such Material Guaranty Change.

Section 2.03 Information; Step-Down and Release. MAR shall deliver, or cause the Borrower to deliver, to Oramed copies of (a) any notice of default under the Loan Documents and any demand under the Guaranty, within three (3) Business Days after receipt, and (b) all draw requests, debt service coverage ratio calculations, and compliance certificates delivered under the Loan Documents, within five (5) Business Days after delivery. MAR shall use commercially reasonable efforts to obtain any reduction of the Guaranty available under the Loan Documents upon satisfaction of a debt service coverage ratio test, and the release of Oramed from the Guaranty upon any refinancing of the Loan, in each case subject to the decisions of the applicable Lender and KCB and only as to matters within MAR’s control; provided, that MAR shall not be required to pay any amount, provide additional credit support, or accept any economic concession.

ARTICLE III INDEMNITY

Section 3.01 MAR Indemnity. MAR hereby, jointly and severally, unconditionally, irrevocably, and absolutely indemnifies and holds harmless Oramed from and against one hundred percent (100%) of all Indemnified Losses, except to the extent, and only to the extent, that such Indemnified Losses result from Oramed’s own fraud, gross negligence, or willful misconduct or are excluded under the last sentence of Section 2.02. It is the express intent of the Parties that MAR bear the entire economic burden of the Guaranty and that Oramed be made whole for all Indemnified Losses. Within five (5) Business Days after MAR receives written notice of any demand made by a Lender on Oramed under the Guaranty, with a copy of such demand and reasonable supporting information (a “Lender Demand”), MAR shall pay the amount demanded directly to the applicable Lender or to Oramed, as Oramed directs, notwithstanding any dispute as to whether such amount constitutes Indemnified Losses; provided, that if it is finally determined, by written agreement of MAR and Oramed or by final, non-appealable judgment, that any amount so paid did not constitute Indemnified Losses, Oramed shall repay such amount to MAR, with interest at the Default Rate from the date paid by MAR, within ten (10) Business Days after such determination. MAR shall pay all other Indemnified Losses, including costs and expenses as incurred, within five (5) Business Days after receipt of written demand with reasonable supporting documentation; provided, that MAR may withhold any portion it disputes in good faith by written notice to Oramed specifying in reasonable detail the basis for such dispute, in which case MAR shall pay the undisputed portion when due and the Parties shall seek to resolve the dispute promptly and in good faith. No payment or agreement to pay by Oramed, including any protective payment made to meet a Lender deadline, shall by itself establish MAR’s liability for any amount or waive any objection or defense of MAR. Any amount not paid when due under this Section 3.01 shall bear simple interest at ten percent (10%) per annum (the “Default Rate”) from the due date until paid in full.

Section 3.02 Unconditional Obligation.

(a) The obligations of MAR under this Agreement are irrevocable, absolute, and unconditional, and shall remain in full force and effect until all Indemnified Losses have been fully and finally paid and all obligations under the Guaranty have been fully and finally satisfied and discharged.

(b) If any payment made by MAR to Oramed on account of Indemnified Losses is recovered from or repaid by Oramed, in whole or in part, in any bankruptcy, insolvency, or similar proceeding as a result of a court order or settlement requiring such repayment, this Agreement shall continue to apply to such Indemnified Losses to the same extent as though such payment had never been made.

(c) The obligations of MAR under this Agreement shall not be affected, limited, modified, or impaired by, and MAR waives any defense arising from, any of the following:

(i) any compromise, settlement, amendment, or modification of the Guaranty (subject to Section 2.02), the Loan, or the other Loan Documents;

(ii) any waiver, extension, renewal, or indulgence granted by any Lender;

(iii) any action or inaction by any Lender in respect of the Loan Documents or the Guaranty;

(iv) the full or partial discharge of the Borrower, the JV, or Oramed in bankruptcy or similar proceedings; or

(v) any other circumstance that might otherwise constitute a defense available to, or a discharge of, a guarantor or indemnitor, other than (A) the indefeasible payment in full of the Indemnified Losses or (B) the exclusions set forth in Section 3.01.

Section 3.03 Direct Enforcement; Waivers; Subrogation. Oramed, in its sole discretion, shall have the right to proceed first and directly against MAR under this Agreement, without first proceeding against, or exhausting any remedies against, the Borrower, the JV, the Project Company, or any other person that may be responsible for the obligations under the Guaranty; provided, however, that Oramed shall promptly notify MAR in writing of any claim, demand, or action made or commenced against Oramed under or in connection with the Guaranty, and shall keep MAR reasonably informed of the status thereof. Except as expressly set forth in this Agreement, each Party waives demand, presentment, protest, and notice of acceptance of this Agreement in connection with this Agreement or the Guaranty. Upon payment by MAR of any Indemnified Losses, MAR shall be subrogated to all of Oramed’s rights and remedies against the Borrower, the JV, the Project Company, or any other person with respect to such Indemnified Losses, and Oramed shall cooperate with MAR in enforcing such subrogation rights at MAR’s expense.

Section 3.04 Distribution and Fee Set-Off. If any Indemnified Losses demanded under Section 3.01 remain unpaid thirty (30) days after Oramed delivers to MAR Development a second written notice identifying them and referring to this Section 3.04, then, subject to the Loan Documents and excluding, until resolved, any amount MAR is disputing in good faith by written notice to Oramed, such unpaid amount shall be paid to Oramed out of, first, distributions otherwise payable to MAR Development under the JV Agreement and, second, the portion of Net Fee Income retained by MAR DevCo and MAR Construction for any Fiscal Quarter after the Fee Passthrough Contribution for such Fiscal Quarter, on the applicable Quarterly Payment Date (each such term as defined in the Fee Sharing Agreement), in each case as provided in the JV Agreement or the Fee Sharing Agreement, as applicable. Each amount so paid shall be deemed distributed to MAR Development, or received and retained by MAR DevCo or MAR Construction, as applicable, for all purposes of the JV Agreement and the Fee Sharing Agreement, shall not reduce any Fee Passthrough Contribution, and shall reduce MAR’s obligations under this Agreement dollar-for-dollar.

Section 3.05 Settlements. MAR shall be deemed to have consented to a proposed settlement for purposes of Section 1.01(d) if (a) Oramed has delivered to MAR Development written notice of the full terms of such settlement, (b) Oramed has thereafter delivered to MAR Development a second written notice referring to this Section 3.05 and stating that failure to respond will result in deemed consent, and (c) MAR has not, within ten (10) Business Days after the later notice, delivered to Oramed a written objection stating in reasonable detail its good-faith basis.

Section 3.06 Cure Right. If an event of default under the Loan Documents has occurred and is continuing (and not merely an event that with notice or lapse of time would become one), Oramed may make reasonable, documented payments to cure it after giving MAR Development written notice describing the event of default and the proposed cure and at least ten (10) Business Days to cure it itself; provided, that if such delay would reasonably be expected to result in acceleration of the Loan, the exercise of remedies by a Lender, or a demand under the Guaranty, Oramed need give only such notice as is reasonable under the circumstances. Any such payment shall constitute Indemnified Losses, payable under Section 3.01 (other than the provisions applicable to a Lender Demand) and subject to the exclusions and limitations of this Agreement.

Section 3.07 MAR Covenants.

(a) If Indemnified Losses in excess of $3,000,000 in the aggregate have become due under Section 3.01 and remain unpaid thirty (30) days after the second written notice described in Section 3.04 (excluding, until resolved, any amount MAR is disputing in good faith in accordance with Section 3.01), then, until such Indemnified Losses are paid in full, none of MAR Development, MAR DevCo, or MAR Construction shall make any distribution to its direct or indirect owners, other than (i) distributions reasonably estimated to pay its owners’ income tax liabilities attributable to its taxable income, (ii) compensation to its owners or their affiliates for services consistent with past practice, and (iii) reimbursement of reasonable, documented out-of-pocket expenses.

(b) So long as any Guaranty is outstanding, MAR shall deliver to Oramed (i) copies of the annual financial statements and other guarantor financial reporting delivered by any person comprising MAR to any Lender under the Loan Documents, within ten (10) Business Days after delivery, and (ii) prompt written notice of any material adverse change in the financial condition of any person comprising MAR that would reasonably be expected to materially impair MAR’s ability to perform its obligations under this Agreement. Oramed shall keep all information delivered under this Section 3.07(b) confidential and use it solely to monitor and enforce its rights under this Agreement, except as required by applicable law, regulation, or stock exchange rule.

ARTICLE IV REPRESENTATIONS AND WARRANTIES

Section 4.01 Representations and Warranties. Each Party represents and warrants to each other Party, as to itself only, that:

(a) it is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization (if an entity), and has the requisite power, authority, and (if an individual) legal capacity to execute, deliver, and perform this Agreement;

(b) the execution, delivery, and performance of this Agreement have been duly authorized by all necessary action on its part (if an entity) and do not conflict with or result in a breach of its organizational documents (if any) or any material agreement or instrument to which it is a party; and

(c) this Agreement constitutes its legal, valid, and binding obligation, enforceable against it in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, or similar laws affecting creditors’ rights generally and by general principles of equity.

Section 4.02 Additional MAR Representations. Each person comprising MAR represents and warrants to Oramed, as to itself only, as of the Effective Date, that (a) it is solvent, its most recent financial statements delivered to Oramed or any Lender fairly present in all material respects its financial condition as of their date, and since such date there has been no material adverse change in its financial condition that would reasonably be expected to materially impair its ability to perform its obligations under this Agreement; and (b) except as set forth on Schedule 4.02, no action, suit, or proceeding is pending or, to its knowledge, threatened in writing against it that would reasonably be expected to so impair its ability.

ARTICLE V TERM

Section 5.01 Term and Termination. This Agreement shall commence on the Effective Date and shall continue in full force and effect until all Indemnified Losses have been indefeasibly paid in full and all obligations under the Guaranty have been fully and finally satisfied and discharged, whereupon this Agreement shall terminate, except that any obligation that accrued prior to termination shall survive. If Oramed is fully and unconditionally released from all liability under the Guaranty, MAR’s indemnity obligations under this Agreement shall correspondingly terminate, except as to Indemnified Losses that arose and were demanded in writing prior to such release.

ARTICLE VI MISCELLANEOUS

Section 6.01 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed duly given (i) when delivered personally; (ii) when sent by electronic mail (with confirmation of receipt); or (iii) one (1) Business Day after deposit with a reputable overnight courier, in each case to the address of the relevant Party first set forth above (or to such other address as a Party may designate by notice given in accordance with this Section). Any notice received after 5:00 p.m. Eastern Time or on a day other than a Business Day shall be deemed received on the next Business Day.

Section 6.02 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of laws principles that would result in the application of the laws of any other jurisdiction. Each Party irrevocably submits to the exclusive jurisdiction of the state courts of the State of New York sitting in the Borough of Manhattan, New York County (including the Commercial Division of the Supreme Court of the State of New York, New York County) and the United States District Court for the Southern District of New York, and any appellate courts therefrom, in any action or proceeding arising out of or relating to this Agreement, and irrevocably waives any objection based on venue or forum non conveniens. EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY, AND IRREVOCABLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 6.03 Amendments. This Agreement may not be amended, modified, or supplemented, and no provision hereof may be waived, except by a written instrument signed by each of the Parties. No oral agreement or course of dealing shall operate to amend or modify this Agreement.

Section 6.04 Assignment. No Party may assign this Agreement or any of its rights or obligations hereunder without the prior written consent of each other Party, except that Oramed may assign its rights under this Agreement to any assignee of, or successor to, its interests in connection with the Guaranty. This Agreement is binding upon and inures to the benefit of the Parties and their respective successors and permitted assigns.

Section 6.05 Entire Agreement. This Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior negotiations, understandings, and agreements, whether written or oral, with respect thereto.

Section 6.06 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns, and nothing herein confers any right or remedy on any other person, including any Lender or other creditor.

Section 6.07 Severability. If any provision of this Agreement is held to be invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect the remaining provisions, which shall continue in full force and effect.

Section 6.08 Counterparts. This Agreement may be executed in counterparts (including by electronic signature or PDF), each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

[signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

MAR DEVCO LLC			MAR DEVELOPMENT LLC

By:	/s/ Amir Richulsky		By:	/s/ Amir Richulsky
	Name:	Amir Richulsky		Name:	Amir Richulsky
	Title:	Manager		Title:	Manager

MAR CONSTRUCTION LLC

By:	/s/ Amir Richulsky		By:	/s/ Moshe Aronowitz
	Name:	Amir Richulsky		Name:	Moshe Aronowitz
	Title:	Manager		Title:	Manager

AMIR RICHULSKY

/s/ Amir Richulsky

MOSHE ARONOWITZ

/s/ Moshe Aronowitz

ORAMED PHARMACEUTICALS, INC.

			By:	/s/ Nadav Kidron
				Name:	Nadav Kidron
				Title:	Chief Executive Officer

ORAMED PHARMACEUTICALS, INC.

			By:	/s/ Avi Gabay
				Name:	Avi Gabay
				Title:	Chief Financial Officer

Schedule 4.02

Pending or Threatened Proceedings

Moshe Aronowitz is currently a defendant in a civil litigation case in the state of NJ. Case details are as follows:

EREZ ITZHAKI, Plaintiff, v. NESHER REALTY, LLC, OREN ADLER, and MOSHE ARONOWITZ, Defendants.

SUPERIOR COURT OF NEW JERSEY, GLOUCESTER COUNTY – CHANCERY, DIVISION

DOCKET NO. GLO-C-15-26 Civil Action